Exhibit 5.1

March 6, 2014

Board of Directors

Hillenbrand, Inc.
One Batesville Boulevard
Batesville, Indiana 47006

RE:                          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Hillenbrand, Inc., an Indiana corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,900,000 additional shares of the Company’s authorized but unissued common stock (the “Shares”) which may be issued under the Hillenbrand, Inc. Stock Incentive Plan (approved by the Board of Directors as of December 4, 2013) (the “Plan”).  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

We have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

1.                          The Registration Statement;

2.                          The Plan;

3.                          A copy of the Restated and Amended Articles of Incorporation of the Company, together with all amendments thereto;

4.                          A copy of the Amended and Restated Code of By-laws of the Company, as amended to date;

5.                          An Officer’s Certificate of even date herewith as to certain factual matters;

6.                          Resolutions relating to the approval of the Plan adopted by the Company’s Board of Directors and shareholders (the “Resolutions”); and

One American Square | Suite 2900 | Indianapolis, IN 46282-0200 | P 317-236-2100 | F 317-236-2219

INDIANAPOLIS | CHICAGO | CLEVELAND | COLUMBUS | DUPAGE COUNTY IL | WASHINGTON D.C. www.icemiller.com

7.                          Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communications from public officials and officers of the Company.

For purposes of this opinion, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (iii) that the Resolutions have not been and will not be amended, altered or superseded before the filing of the Registration Statement; and (iv) that the registration requirements of the Securities Act and all applicable requirements of state laws regulating the offer and sale of the Common Stock will have been duly satisfied.  The opinion set forth herein is limited to Indiana law.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are duly authorized and, if and when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ice Miller LLP